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                                                                    Exhibit 99.1


[ELDER-BEERMAN LOGO]                                                  NEWS
                                                                      RELEASE
================================================================================


      3155 El-Bee Rd. - Box 1448 - Dayton, OH 45401-1448 - 937-296-2700 -
                                FAX 937-296-4625


FOR IMMEDIATE RELEASE                          CONTACT:
                                               Gloria Siegler
                                               Manager, Investor Relations and
                                               Corporate Communications
                                               (937) 296-7339


                     ELDER-BEERMAN NAMES EDWARD A. TOMECHKO
                             CHIEF FINANCIAL OFFICER

DAYTON, OHIO, MAY 28, 2002 - Elder Beerman Stores Corp. (Nasdaq NM: EBSC) has appointed Edward A. Tomechko as executive vice president, chief financial officer, secretary and treasurer, reporting to Byron L. ("Bud") Bergren, president and CEO, effective June 17, 2002. Mr. Tomechko will assume the responsibilities of Scott J. Davido, who left the company to pursue other opportunities.

         Mr. Tomechko , age 53, was president and CEO of NetRadio Corp., a start-up streaming media technology company. Prior to that, he was the company's CFO. Mr. Tomechko is an experienced retailer, having served as a finance executive for several specialty retailers throughout his career. He was senior vice president and CFO of David's Bridal Inc., and before that served in the same capacities at County Seat Stores Inc. and Pickwick International Inc.

         "We conducted a national search for a new CFO and Ed was our first choice," stated Bergren. "He has a significant track record with more than 30 years of experience in retail finance. We are pleased that Ed will join us as a key member of the team that takes Elder-Beerman to its next level of performance.

         "Scott Davido was an asset to the company and we thank him for his hard work and dedication." Bergren continued. "During Scott's tenure he developed an outstanding associate team and had an important role in Elder-Beerman's reorganization and subsequent growth. All of us at Elder-Beerman wish him well."

                                     (more)


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ELDER-BEERMAN NAMES EDWARD J. TOMECHKO CHIEF FINANCIAL OFFICER . . . PAGE 2



         The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 66 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. Elder-Beerman also operates two furniture galleries. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.

PLEASE NOTE: This press release may contain "forward-looking statements," including predictions of future operating performance, events or developments such as our future sales, profits, expenses, income and earnings per share. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements.

Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could materially affect our actual future operations and results. Factors that could materially affect performance include the following: increasing price and product competition; fluctuations in consumer demand and confidence, especially in light of current uncertain general economic conditions; the availability and mix of inventory; fluctuations in costs and expenses; consumer response to the Company's merchandising strategies, advertising, marketing and promotional programs; the effectiveness of management; the timing and effectiveness of new store openings, particularly its new concept stores opened in Fall Season of 2001 (DuBois, PA, Alliance, OH and Kohler, WI) and in Spring Season 2002 (Coldwater, MI); weather conditions that affect consumer traffic in stores; the continued availability and terms of bank and lease financing and trade credit; the outcome of pending and future litigation; consumer debt levels and paydown rates on consumer debts, including amounts owed to the Company; the impact of any new consumer bankruptcy laws; inflation and interest rates and the condition of the capital markets. National security threats and warnings in the wake of the national tragedy of September 11, 2001 could magnify some of those factors.

Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.